                                                                   Exhibit 12.1

                             Waste Management, Inc.

                Computation of Ratio of Earnings to Fixed Charges
                          (In millions, except ratios)
                                   (Unaudited)

                                                                        Years Ended December 31,
                                                                   2004           2003           2002
                                                                 -------        -------        -------
Income before income taxes, cumulative effect of changes
  in accounting principles, losses in equity investments
  and minority interests                                         $ 1,316        $ 1,129        $ 1,249
                                                                 -------        -------        -------
Fixed charges deducted from income:
  Interest expense                                                   455            439            467
  Implicit interest in rents                                          51             69             66
                                                                 -------        -------        -------
                                                                     506            508            533
                                                                 -------        -------        -------
     Earnings available for fixed charges                        $ 1,822        $ 1,637        $ 1,782
                                                                 =======        =======        =======

Interest expense                                                 $   455       $    439        $   467
Capitalized interest                                                  22             22             20
Implicit interest in rents                                            51             69             66
                                                                 -------        -------        -------
     Total fixed charges                                         $   528        $   530        $   553
                                                                 =======        =======        =======

Ratio of earnings to fixed charges                                   3.5x           3.1x           3.2x
                                                                 =======        =======        =======